HomeStreet Announces Impact of Tax Reform

SEATTLE - January 11, 2018 - (BUSINESS WIRE) - HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, (“HomeStreet”) today announced management’s expectations for the impact to HomeStreet’s financial position and results of operation from the Tax Cuts and Jobs Act legislation, which was signed into law by President Trump on December 22, 2017. As a result of the decrease in the federal corporate income tax rates from 35% to 21% and other changes included in the legislation, which took effect January 1, 2018, HomeStreet expects:

•	A reduction to its consolidated effective tax rate to an estimated range between 21% and 22%, before discrete items, for 2018;

•	The recognition of a one-time, non-cash tax benefit of approximately $23 million in the fourth quarter of 2017; and

•	An estimated reduction in regulatory capital ratios of approximately 1-5 basis points at December 31, 2107.
HomeStreet’s effective tax rate differs from its corporate income tax rate primarily due to the impact of state income taxes, tax-exempt interest income, bank-owned life insurance and low-income housing tax credit investments.
By segment, we estimate that the combined federal and state income tax rate, before discrete items, for 2018 will range between 20% and 21% for the Commercial and Consumer Banking Segment and 24% and 25% for the Mortgage Banking Segment. The estimated income tax rates differ between the segments because the Commercial and Consumer Banking segment has tax-exempt interest income from certain securities holdings and tax credit items.
The actual income tax rate for HomeStreet and for each of our segments may vary based on a variety of factors, including but not limited to the composition of our taxable and non-taxable earnings as well as the composition of earnings from the various states in which we operate.
In addition to the expected reduction in our effective tax rate for 2018, we will also recognize a one-time benefit from revaluing our December 31, 2017 net deferred tax liability position at the new federal corporate income tax rate. This revaluation will result in a one-time tax benefit of approximately $23 million, or approximately $0.85 per diluted common share, which will be reflected in HomeStreet’s operating results for the fourth quarter of 2017.
While we do anticipate that HomeStreet’s equity will increase as a result of the tax benefits from this new legislation, our regulatory capital ratios are not expected to increase but instead will decline slightly as the amount of our mortgage servicing rights, net of deferred taxes, deducted from regulatory capital will increase. As a result, we expect our regulatory capital ratios to decrease by approximately 1-5 basis points.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about anticipated future results, estimated impacts of tax reform legislation, anticipated benefits ( which we may not be able to realize), and other factors that affect the success of the measures announced in this release, as well as statements that anticipate these events, are forward looking in nature. We cannot give assurances that the tax reform benefits will be as impactful as we have anticipated. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the third quarter of 2017. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com
or
Media Relations:
Michael Brandt, 206-876-5506
michael.brandt@homestreet.com

www.homestreet.com/newsroom
Source: HomeStreet, Inc.

Source: HomeStreet, Inc.